EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2010 RESULTS

CHERRY HILL, NJ, May 12, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2010.

Net revenues for the quarter ended March 31, 2010 were $9.5 million, compared to $8.4 million for the fourth quarter of 2009. Net income for the quarter ended March 31, 2010 was $1.1 million or $0.11 per diluted share, compared to $142,000 or $0.01 per diluted share for the fourth quarter of 2009. The net income for the fourth quarter included restructuring charges of $307,000 or $0.03 per diluted share, which represented one-time termination benefits and facility closure costs related to the relocation of our Sigma Systems subsidiary.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST, commented, "The sequential and year-over-year improvements we achieved in revenue, gross margin and profitability underscore the success of our business strategy. We are benefitting from the considerable operating leverage we achieved in our business as the broader semiconductor market rebound continues. Importantly, at the same time, our results reflect our successful diversification into non-semiconductor, non-traditional markets. We now count as customers some of the world's best known companies in the military/aerospace, industrial and telecommunications industries. We are gaining momentum as manufacturers are increasingly required to verify that their products operate at set temperatures. We are also excited about significant growth opportunities in electronic sensors, whose small size is suited for being conditioned for testing by inTEST's ThermoStreams and Thermal Platforms, as well as opportunities in the microwave market in Asia and Europe, which would build on our leadership in the U.S. market."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer noted, "Bookings for the quarter ended March 31, 2010 were $14.0 million, an increase of 49% over the $9.4 million in bookings for the fourth quarter of 2009. We remain focused on controlling all operating expenses, while continuing to provide customers with the high-quality and support they have come to rely on inTEST for. We do, however, expect modest increases in expenses in the second quarter as we support key growth initiatives, including some strategic R&D investments and selected headcount additions as we meet higher customer demand levels."

Financial Outlook:

The Company expects continued improvements in net revenues and net income in the second quarter ending June 30, 2010 on both a sequential and year-over-year basis. The above outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:

There will be a conference call with investors and analysts this evening at 5:00 pm EST to discuss the Company's first quarter 2010 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call is 1-877-407-0784 (domestic) or +1-201-689-8560 (international). A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, May 19, 2010 at www.intest.com and by telephone at 1-877-660-6853 (domestic) or +1-201-612-7415 (international). The account number to access the replay is 3055 and the conference ID number is 349733.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
Tel: 856-424-6886, ext 201	Tel: 914-337-8801

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with the Sarbanes Oxley Act of 2002 and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2010	3/31/2009	12/31/2009
Net revenues	$ 9,529	$ 4,395	$ 8,423
Gross margin	4,537	803	3,162
Operating expenses:
Selling expense	1,229	1,137	1,172
Engineering and product development expense	701	757	570
General and administrative expense	1,481	1,684	1,226
Restructuring and other charges	-	60	307
Operating income (loss)	1,126	(2,835)	(113)
Other income (expense)	(11)	81	209
Income (loss) before income taxes	1,115	(2,754)	96
Income tax expense (benefit)	3	1	(46)
Net income (loss)	1,112	(2,755)	142

Net income (loss) per share - basic	$0.11	$(0.28)	$0.01
Weighted average shares outstanding - basic	9,993	9,957	9,987

Net income (loss) per share - diluted	$0.11	$(0.28)	$0.01
Weighted average shares outstanding - diluted	9,999	9,957	9,987

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2010	12/31/2009
Cash and cash equivalents	$ 2,873	$ 2,647
Trade accounts and notes receivable, net	6,539	5,413
Inventories	3,617	3,064
Total current assets	13,425	11,501
Net property and equipment	284	297
Total assets	17,264	15,144
Accounts payable	3,055	2,576
Accrued expenses	2,726	2,156
Total current liabilities	6,300	5,249
Noncurrent liabilities	1,272	1,301
Total stockholders' equity	9,692	8,594